Independent Auditors' Report


To the Sponsor, Trustee and Certificateholders of
Equity Securities Trust Series 4, EquiT's

We have audited the accompanying statement of net assets, including the portfolio of investments of Equity Securities Trust Series 4, EquiT's as of December 31, 1995, and the related statements of operations and the changes in net assets for the year ended December 31, 1995 and the period January 21, 1994 (date of deposit) to December 31, 1994, before the restatement described in Note 2 to the financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted out audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of Equity Securities Trust Series 4, EquiT's as of December 31, 1995, and the results of its operations and the changes in its net assets for the year ended December 31, 1995 and the period January 21, 1994 (date of deposit) to December 31, 1994, in conformity with generally accepted accounting principles.



KPMG PEAT MARWICK LLP



March 31, 1996
Except for note 2, which is as of April 14, 1997